UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

MORGAN'S FOODS, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-08395	34-0562210
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification Number)

4829 Galaxy Parkway, Suite S, Cleveland, OH  44128
(Address of principal executive officers)          (Zip Code)

Registrant’s telephone number, including area code:  (216) 359-9000

___________________________________________________________ (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement.

The Company previously disclosed in a report on Form 8-K filed with the SEC on May 20, 2011 that it had entered into a Pre-negotiation Agreement with KFC Corporation (“KFC”) for the purpose of finalizing plans to raise capital to fund a remodeling schedule for certain of the Company’s KFC restaurants.  The original deadline for completion of the process was August 31, 2011 and, as disclosed in a Form 8-K filed on September 1, 2011, that deadline was extended to September 30, 2011 in order to continue the process.  Negotiations have yielded an understanding on the timing of required image enhancements but because the formal remodel agreement could not be completed by the September 30, 2011 deadline the Company entered into an agreement with KFC, as disclosed in a Form 8-K filed on September 30, 2011, to further extend the deadline to October 31, 2011.  Because the preparation of the formal remodel agreement was still in progress, on October 27, 2011 the Company entered into an agreement with KFC, as disclosed in a form 8-K filed on November 1, 2011 to further extend the deadline for completion to November 30, 2011.  An initial draft of the remodel agreement has been produced but not yet finalized and executed, therefore, on November 29, 2011, the Company  entered into an agreement with KFC to extend the deadline for completion to December 31, 2011.

While management continues to believe that its remodel agreement and recapitalization plans will be completed successfully, there can be no assurance that the Company will be able to finalize an agreement with KFC regarding image enhancements, that the Company will complete the financial restructuring, or that the restructuring will create the ability for the Company to complete a satisfactory number of image enhancements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Morgan’s Foods, Inc.

Dated: November 30, 2011	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett Senior Vice President, Chief Financial Officer & Secretary

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